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April 2, 2018

The Saratoga Advantage Trust

1616 N. Litchfield Road, Suite 165

Goodyear, Arizona 85395

Re:	Opinion and Consent of Counsel regarding the Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for The Saratoga Advantage Trust, a Delaware business trust (the “Trust”), in connection with the proposed reorganization (the “Reorganization”) pursuant to which all of the assets and liabilities of the NWM Momentum Fund, a series of PFS Funds, would be transferred to the James Alpha Momentum Portfolio (the “Acquiring Fund”), a newly formed portfolio of the Trust, in exchange for shares of beneficial interest (the “Shares”) of the Acquiring Fund, pursuant to an Agreement and Plan of Reorganization. In such capacity, we have reviewed the Registration Statement. We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Acquiring Fund and the authorization, and the proposed issuance and sale, of the Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares in the manner described in the Registration Statement. In addition, we have reviewed the Trust’s Agreement and Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus constituting a part thereof. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP